UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 24, 2020

EVELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
620 Memorial Drive
Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip Code)
(617) 577-0300
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2020, Evelo Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Cowen and Company, LLC (collectively, the “Underwriters”), in connection with the public offering, issuance and sale by the Company of 12,000,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $3.75 per share, less underwriting discounts and commissions, pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-231911) and a related prospectus supplement filed with the Securities and Exchange Commission. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,800,000 shares of its common stock at the public offering price, less underwriting discounts and commissions (the “Option”). On June 25, 2020, the Underwriters exercised in full the Option. The closing of the offering is expected to occur on or about June 29, 2020, subject to the satisfaction of customary closing conditions.

The Company expects to receive net proceeds from the offering, including the proceeds from the Underwriters’ exercise of the Option, of approximately $48.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for the following purposes: (i) advance EDP1815 into two Phase 2 clinical trials and a Phase 2/3 clinical trial for the treatment of inflammatory diseases and hyperinflammation caused by viral infections including SARs-CoV-2; (ii) advance EDP1815 in a Phase 1b trial in atopic dermatitis with an enteric capsule formulation; (iii) continue the clinical development of EDP1503, a monoclonal microbial candidate for oncology; (iv) other research and development activities for additional product candidates, including EDP1867 and EDP2939, for the treatment of inflammatory diseases, and advancing additional oral biologics through preclinical development in other disease areas; and (v) the remainder, if any, for working capital and other general corporate purposes. After offering expenses, the net proceeds from this offering combined with our existing cash and cash equivalents will be approximately $89.9 million. Based on the planned use of proceeds, the Company believes its cash and cash equivalents, as well as an additional $10 million available to the Company under the second tranche of its existing debt facility, will be sufficient to fund its operating expenses and capital expenditure requirements through the second quarter of 2021.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Latham & Watkins LLP, counsel to the Company, has issued an opinion to the Company, dated June 29, 2020, regarding the validity of the shares of common stock to be issued and sold in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement, dated June 24, 2020, by and among the Company and Morgan Stanley & Co. LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: June 29, 2020	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary